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TO: PARTICIPANTS IN THE COMPASS BANCSHARES, INC. ESOP/401(K) PLAN

  Enclosed for your review and consideration, as a participant in the Compass Bancshares, Inc. ESOP/401(k) Plan (the "Plan"), are the proxy statement of Compass Bancshares, Inc. relating to the 1996 Annual Meeting of Shareholders of Compass Bancshares, Inc. and a copy of the 1995 Annual Report of Compass Bancshares, Inc. Also enclosed is a CONFIDENTIAL voting instruction card for your use in instructing the Plan trustee regarding the voting of shares allocated to your Plan in connection with proposals scheduled to be voted on at the 1996 Annual Meeting.

  Please read the instructions entitled "DIRECTING THE VOTE OF SHARES OF COMPASS BANCSHARES HELD IN YOUR ESOP/401(K) ACCOUNTS AT THE 1996 ANNUAL MEETING" appearing on the reverse side of this letter, which contain IMPORTANT information concerning your rights to direct the voting of shares held in your Plan accounts and the procedures for exercising such rights, including the confidentiality of your instructions and where to send confidential voting cards. The Plan trustee will not recommend how you should complete your confidential voting instruction cards. However, the Plan trustee encourages you to READ ALL PROXY MATERIALS CAREFULLY AND THOROUGHLY and to exercise your right to direct the voting of your allocated shares at the meeting.

  Voting instruction cards are to be sent, in the supplied return envelope, to The First National Bank of Boston, and should not be sent to the Compass Bank or its Trust Division or to Compass Bancshares.

                                          COMPASS BANK
                                          Trust Division
                                          March 6, 1996
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     DIRECTING THE VOTE OF SHARES OF COMPASS BANCSHARES, INC. HELD IN YOUR
                ESOP/401(K) ACCOUNTS AT THE 1996 ANNUAL MEETING

  YOUR RIGHTS TO DIRECT VOTING OF YOUR ALLOCATED SHARES. Under the terms of the Compass Bancshares, Inc. ESOP/401(k) Plan (the "Plan"), you have the right to direct the Plan trustee in writing as to the manner you wish to vote the shares of Compass Bancshares, Inc. stock allocated to your Plan accounts at the Compass Bancshares' 1996 Annual Meeting of Shareholders. Under the terms of the Plan and subject to the Plan trustee's responsibilities under ERISA, the Plan trustee will vote your allocated shares in accordance with your instructions and will not vote your allocated shares if you do not provide instructions.

  CONFIDENTIALITY OF VOTING INSTRUCTIONS. Your instructions to the Plan trustee will be completely confidential. The First National Bank of Boston, which is also the transfer agent for Compass Bancshares, Inc., has agreed to act as the confidential voting instruction tabulator for the Plan in connection with the 1996 Annual Meeting of Shareholders of Compass Bancshares, Inc. Voting instruction cards are to be sent to The First National Bank of Boston in the return envelope supplied with the voting instruction card and should not be sent to Compass Bank or its Trust Division or to Compass Bancshares, Inc. The First National Bank of Boston will tabulate the instructions received from Plan participants and beneficiaries and report the aggregate totals to the Plan trustee. Unless otherwise required by law, The First National Bank of Boston has agreed to maintain your instructions in strict confidence.

  HOW TO EXERCISE YOUR RIGHTS. You direct the voting of shares in your accounts by completing, signing and returning a confidential voting instruction card. Proxy cards supplied with any other proxy materials you may receive in connection with shares you own outside of the Plan are not appropriate for the purpose of instructing the Plan trustee in connection with the voting of shares allocated to your ESOP/401(k) accounts. Voting instructions for your allocated shares under the Plan must be received by The First National Bank of Boston on the voting instruction cards provided by the Plan trustee for that purpose.

  MAKING AN INFORMED DECISION. In order to make an informed judgment concerning how to instruct the Plan trustee to vote your allocated shares, you should read all proxy materials carefully and thoroughly.

  WHEN TO SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTION CARD. You may submit your voting instructions to the confidential vote processing agent at any time, except that in order to be effective your instructions must be received by The First National Bank of Boston not later than 5:00 p.m. Eastern time on April 4, 1996. You may request additional confidential voting instruction cards at any time by contacting the Plan trustee at (205) 558-6700 or The First National Bank of Boston at (617) 575-2130. If The First National Bank of Boston receives more than one voting instruction card from you, the instruction card bearing the latest date will be considered to have revoked and cancelled all instruction cards bearing an earlier date. If more than one confidential voting instruction card is received from you bearing the same date, The First National Bank of Boston will consider the card bearing the latest postmark as controlling. In addition, your voting instruction cards may be revoked, subject to verification by The First National Bank of Boston, if such revocation is in writing and received by The First National Bank of Boston at P.O. Box 1628, Boston, Massachusetts 02105, not later than 5:00 p.m. Eastern time on April 4, 1996.

  If you have any questions regarding the procedures for instructing the Plan trustee, please call J. Vance Davidson at (205) 558-6683 or Tom Radigan at
(205) 558-6745.